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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

LNR Partners, LLC

We have examined management's assertion, included in the accompanying Management Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria included on Appendix A, that LNR Partners, LLC (the “Company”) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB for the commercial mortgaged-backed securities transactions for which the Company served as special servicer and that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 as of and for the year ended December 31, 2021 (the “Platform”), excluding criteria 1122(d)(l)(iii), (3)(i)(c), (3)(i)(d), (3)(ii), (3)(iii), (3)(iv), (4)(v), (4)(ix), (4)(x), (4)(xi), (4)(xii), (4)(xiii), (4)(xiv) and (4) (xv) (the “servicing criteria”) as of and for the year ended December 31, 2021, which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Management is responsible for the Company's compliance with the servicing criteria and its assertion. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management's assertion about compliance with the servicing criteria is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that the evidence we obtained in our examination is sufficient and appropriate to provide a reasonable basis for our opinion.

As described in management's assertion, for servicing criteria Item 1122(d)(2)(vii), the Company has engaged a vendor to perform certain activities required by this servicing criteria. The Company has determined that this vendor is not considered a “servicer” as defined in Item 11010) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to this vendor as permitted by the SEC's Compliance and Disclosure Interpretation 200.06, Vendors Engaged by Servicers (“C&DI 200.06”). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor's activities comply in all material respects with the servicing criteria applicable to this vendor. The

Company is solely responsible for determining that it meets the SEC requirements to apply C&D1 200.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company's determination of its eligibility to apply C&DI 200.06.

Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2021, for the commercial mortgage-backed securities Platform is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP

February 15, 2022